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                                                                    EXHIBIT 5.1

                          WEIL, GOTSHAL & MANGES LLP

                               November 5, 1997



International Wire Group, Inc.
101 South Hanley Road
St. Louis, Missouri  63105

Gentlemen:

                We have acted as counsel to International Wire Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company and by Wire Technologies, Inc., an Indiana corporation ("Wire Technologies"), ECM Holding Company, a Delaware corporation, Omega Wire, Inc., a Delaware corporation, OWI Corporation, a New York corporation, Wire Harness Industries, Inc., a Delaware corporation, Wirekraft Employment Company, a Delaware corporation, and Wirekraft Industries, Inc., a Delaware corporation (collectively with Wire Technologies, the "Subsidiary Guarantors"), with the Securities and Exchange Commission of a Registration Statement on Form S-1 (File No. 333-33661) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offer and sale of up to $150 million aggregate principal amount of the 11 3/4% Series B Senior Subordinated Notes due 2005 of the Company (the "New Notes") and the related guarantees thereof by the Subsidiary Guarantors (the "Guarantees"). The Company and the Subsidiary Guarantors propose to offer (the "Exchange Offer"), upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes and the related Guarantees for each $1,000 principal amount of issued and outstanding 11 3/4% Series B Senior Subordinated Notes due 2005 of the Company (the "Old Notes") and the related guarantees thereof by the Subsidiary Guarantors.

                In so acting, we have examined an executed copy of the Indenture (the "Indenture"), dated as of June 17, 1997, among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as the trustee (the "Trustee"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors,
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International Wire Group, Inc.
November 5, 1997
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and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Subsidiary Guarantors. We have also assumed (i) the due incorporation and valid existence of Wire Technologies, (ii) that Wire Technologies has the requisite corporate power and authority to enter into and perform the Indenture, (iii) the due authorization, execution and delivery of the Indenture by Wire Technologies, (iv) that the issuance of the Guarantees upon consummation of the Exchange Offer has been duly authorized by Wire Technologies and (v) that the Indenture has been duly authorized, executed and delivered by the Trustee.

                Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                1. When (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of the Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                2. When (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of the Old Notes surrendered in exchange therefor, the Guarantees issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness,


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International Wire Group, Inc.
November 5, 1997
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good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                                Very truly yours,

                                                WEIL, GOTSHAL & MANGES LLP